Exhibit 3.1

                           ARTICLES OF INCORPORATION
                                       OF
                               GOHEALTH.MD, INC.
                [RESTATED TO INCLUDE AMENDMENTS TO THE ARTICLES
                  OF INCORPORATION THROUGH JANUARY 24, 2000.]

 We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the General Corporation Law of Nevada, adopt the following Articles of Incorporation for such corporation.

 FIRST:  The name of the corporation is GoHealth.MD, Inc.

 SECOND: The location of the principal office of this corporation within the State of Nevada is One East First Street, Reno, County of Washoe, Nevada, 89501.

 THIRD: The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be organized under the General Corporation Law of Nevada, this statement of purpose and power being authorized specifically in Section 78.035, Nevada Revised Statutes, 1957, as amended. The specific purpose of this corporation within the scope of its broad authority is to engage in the business of exploring for and developing natural resources including uranium, gold, silver, petroleum and other minerals and engaging in all transactions relating thereto. The specific and immediate purpose is not in limitation of the general powers and authorities granted under law and, specifically, the General Corporation Law of Nevada.

 FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 25,000,000 shares, each having a par value of $0.01 per share.

 FIFTH: The members of the governing board shall be styled "directors." The number of directors constituting the initial Board of Directors of the corporation is three. The names and address of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name                                     Address

John W. MacGuire                        P.O. Box 2977
                                        Casper, Wyoming 82602

James M. MacGuire                       28 Green Turtle Road
                                        Coronado Cays, San Diego, CA

Donald A. MacQueen                      1756 South Chestnut
                                        Casper, Wyoming 82601

 The number of directors to be elected at each annual meeting of shareholders or at a special meeting called for the election of directors shall be not less than three nor more than nine, the exact number to be fixed by the By-laws.

SIXTH: The capital stock of this corporation shall not be subject to assessment to pay the debts of the corporation, and, in this particular, these Articles of Incorporation shall not be subject to amendment.

 SEVENTH: The name and address of each incorporator is:

 Name                                    Address

 John W. MacGuire                        815 South Durbin
                                         Casper, Wyoming 82601

 Mary C. MacGuire                        815 South Durbin
                                         Casper, Wyoming 82601

 John C. MacGuire                        815 South Durbin
                                         Casper, Wyoming 82601

 EIGHTH: The corporation shall have perpetual existence.

 NINTH: No holder of shares of stock of any class of the corporation, whether now or hereafter authorized, shall have the preemptive right to purchase, receive or subscribe for any of the unissued stock of the corporation, or for any stock of the corporation hereafter authorized to be issued, or for bonds, debentures, or other securities convertible into stock of any class of the corporation, or for stock held in the treasury of the corporation; and all such unissued and additional shares of stock, bonds, debentures, or other securities convertible into stock of any class of the corporation, howsoever the same may have been acquired, may be issued and disposed of by the Board of Directors to such person as may be permitted by law as the Board of Directors in their absolute discretion may deem advisable.

 TENTH: Cumulative voting in the election of directors is not permitted.

 ELEVENTH: All lawful restrictions on the sale or other disposition of shares may be placed on all or a portion or portions of the certificate evidencing the corporation's shares.

 TWELFTH: The officers, directors and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officers, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the corporation (other than an officer, director or member of management) from any duties which he may have to the corporation.

 THIRTEENTH: The directors of this corporation are authorized to adopt, confirm, ratify, alter, amend, rescind, and repeal Bylaws or any portion thereof from time to time.

 FOURTEENTH: The corporation hereby waives and precludes the application of the anti-takeover provisions of Nevada Revised Statutes 78.378 to 78.3793, 78.434 and 78.444.